                             PLAN OF REORGANIZATION

                           FROM A MUTUAL SAVINGS BANK

                           TO A MUTUAL HOLDING COMPANY

                             AND STOCK ISSUANCE PLAN

                                       OF

                                   MAGYAR BANK

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                                TABLE OF CONTENTS


1.    INTRODUCTION.............................................................1
2.    DEFINITIONS..............................................................2
3.    BUSINESS PURPOSES FOR THE REORGANIZATION AND STOCK OFFERING..............7
4.    METHOD OF REORGANIZATION AND CERTAIN EFFECTS OF THE REORGANIZATION
      AND STOCK OFFERING.......................................................8
5.    CONDITIONS TO IMPLEMENTATION OF THE REORGANIZATION......................11
6.    SPECIAL MEETING AND VOTE REQUIRED TO APPROVE THIS PLAN..................12
7.    CERTIFICATE OF INCORPORATION AND BYLAWS.................................12
8.    STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO REORGANIZATION.......12
9.    LIQUIDATION RIGHTS......................................................12
10.   MINORITY STOCK OFFERINGS................................................13
11.   NUMBER OF SHARES TO BE OFFERED IN THE STOCK OFFERING....................14
12.   INDEPENDENT VALUATION AND PURCHASE PRICE OF SHARES......................14
13.   METHOD OF OFFERING SHARES AND RIGHTS TO PURCHASE STOCK..................15
14.   ADDITIONAL LIMITATIONS ON PURCHASES OF COMMON STOCK.....................19
15.   PAYMENT FOR STOCK.......................................................21
16.   MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS............22
17.   UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT.........23
18.   COMPLETION OF THE STOCK OFFERING........................................23
19.   ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION......................23
20.   MARKET FOR COMMON STOCK.................................................24
21.   STOCK PURCHASES BY MANAGEMENT PERSONS AFTER THE STOCK OFFERING..........24
22.   RESALES OF STOCK BY DIRECTORS AND OFFICERS..............................24
23.   STOCK CERTIFICATES......................................................25
24.   RESTRICTION ON FINANCING STOCK PURCHASES................................25
25.   STOCK BENEFIT PLANS.....................................................25
26.   POST-STOCK ISSUANCE FILING AND MARKET MAKING............................25
27.   PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK............................26
28.   STOCK OFFERING EXPENSES.................................................26
29.   CONVERSION OF MUTUAL HOLDING COMPANY TO STOCK FORM......................26
30.   RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES.......................27
31.   INTERPRETATION..........................................................27
32.   REORGANIZATION AND STOCK OFFERING EXPENSES..............................27
33.   AMENDMENT OR TERMINATION OF THIS PLAN...................................27

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1.      INTRODUCTION

        The Board of Directors of Magyar Bank has adopted this Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan pursuant to which the Bank proposes to reorganize from a New Jersey-chartered mutual savings bank into the mutual holding company structure pursuant to the laws of the State of New Jersey, the regulations of the Commissioner, the regulations of the FDIC, and other applicable federal laws and regulations. A principal part of the Reorganization is (i) the formation of the Mutual Holding Company as a New Jersey-chartered mutual holding company, (ii) the formation of the Stock Holding Company as a capital stock corporation and a wholly-owned subsidiary of the Mutual Holding Company, and (iii) the conversion of the Bank to the Stock Bank, which will be a New Jersey-chartered stock savings bank and a wholly-owned subsidiary of the Stock Holding Company as long as the Mutual Holding Company is in existence. The Mutual Holding Company will always own at least a majority of the Stock Holding Company's common stock so long as the Mutual Holding Company is in existence. The Reorganization is subject to the approval of the Commissioner, the FDIC, and the FRB, and must be adopted by a two-thirds vote of the Board of Directors and by a majority of eligible votes of Voting Depositors at a meeting called and held for such purpose.

        Concurrently with the Reorganization, the Stock Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering on a priority basis to qualifying depositors and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering or a Syndicated Community Offering, or a combination thereof. The Stock Offering will be conducted in accordance with applicable federal and state laws and regulations.

        In the event the Stock Holding Company is not established as part of the Reorganization, the Board of Directors may elect to proceed with the Reorganization by forming the Stock Bank as a direct majority-owned subsidiary of the Mutual Holding Company. In such event, any reference in this Plan to a Stock Offering by the Stock Holding Company shall mean a stock offering by the Stock Bank directly, and the terms and conditions of the Stock Offering described herein shall apply to a stock offering by the Stock Bank unless clearly inapplicable.

        As part of the Stock Offering and consistent with the Bank's ongoing commitment to remain an independent community-oriented savings bank, the Bank may establish a charitable foundation or trust. The charitable foundation would complement the Bank's existing community reinvestment and charitable activities in a manner that will allow the community to share in the growth and success of the Bank. Accordingly, concurrently with the completion of the Stock Offering, the Stock Holding Company may contribute to a new charitable foundation shares of Common Stock and/or cash, provided the total contribution of Common Stock and/or cash to the charitable foundation does not exceed 8% of the gross proceeds of the Stock Offering, and provided that the number of shares of Common Stock to be held by the charitable foundation following such contribution shall be less than 2% of the total number of shares of Common Stock to be outstanding.

2.      DEFINITIONS

        As used in this Plan, the terms set forth below have the following meanings:

        ACTING IN CONCERT: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company ("other party") shall also be deemed to be Acting in Concert with any Person or company who is also Acting in Concert with that other party, except that any Tax-Qualified Employee Plan will not be deemed to be Acting in Concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

        ACTUAL PURCHASE PRICE: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Stock Offering.

        AFFILIATE: Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

        APPLICATION: Any application for approval filed by the Stock Holding Company or the Bank with respect to the Stock Offering.

        ASSOCIATE: The term "Associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Stock Holding Company, the Mutual Holding Company or a majority-owned subsidiary of any thereof) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Bank, the Mutual Holding Company, the Stock Holding Company or any subsidiary of the Mutual Holding Company or the Stock Holding Company or any affiliate thereof; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through
(iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any director or officer of the Mutual Holding Company, the Stock Holding Company or the Bank. When used to refer to a Person other than an Officer or director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.

        BANK: Magyar Bank, in its mutual or stock form, as indicated by the context.

        BHCA: The Bank Holding Company Act of 1956, as amended.

        BIF: The Bank Insurance Fund, which is a division of the FDIC.

        BMA: The Bank Merger Act.

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        CAPITAL STOCK: Any and all authorized stock of the Stock Bank or the
Stock Holding Company.

        COMMISSIONER: The Commissioner of Banking and Insurance of the State of New Jersey.

        COMMON STOCK: Common stock issuable by the Stock Holding Company, including securities convertible into Common Stock.

        COMMUNITY: The New Jersey Counties of Middlesex and Somerset.

        COMMUNITY OFFERING: The offering to certain members of the general public of any unsubscribed shares of Common Stock in the Subscription Offering.

        CONTROL: (including the terms "controlling," "controlled by" and "under common control with") means the direct or indirect power to direct or exercise a controlling influence over the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise as described in federal or state regulations applicable to the Stock Holding Company.

        CONVERSION TRANSACTION: A conversion of the Mutual Holding Company from the mutual to the stock form of organization.

        DEPARTMENT: The New Jersey Department of Banking and Insurance.

        DEPOSIT ACCOUNT(S): Any withdrawable deposit account in the Bank, and shall include all demand deposit accounts and certificates of deposit.

        DEPOSITOR: Each holder of a Deposit Account at the Bank.

        EFFECTIVE DATE: The date upon which all necessary approvals have been obtained to consummate the Reorganization and the Stock Offering, and the transfer of assets and liabilities of the Bank to the Stock Bank and the issuance of Common Stock are completed.

        ELIGIBLE ACCOUNT HOLDER: Any Person holding a Qualifying Deposit as of the close of business on the Eligibility Record Date for purposes of determining subscription rights.

        ELIGIBILITY RECORD DATE: June 30, 2004, the date for determining who qualifies as an Eligible Account Holder of the Bank.

        EMPLOYEE PLANS: The Tax-Qualified and Non-Tax Qualified Employee Plans of the Bank and/or the Stock Holding Company.

        ESOP: The Bank's employee stock ownership plan and related trust.

        ESTIMATED VALUATION RANGE: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Stock Holding Company to the Mutual Holding Company and to Minority Stockholders, as determined by the Independent

Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

        EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

        FDIC: The Federal Deposit Insurance Corporation.

        FOUNDATION: Any new and/or existing charitable foundation intended to qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code that will receive Common Stock and/or cash in connection with the Stock Offering.

        FRB: The Board of Governors of the Federal Reserve System.

        INDEPENDENT APPRAISER: The appraiser retained by the Stock Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Bank and the Stock Holding Company.

        INTERIM: The New Jersey-chartered interim stock savings bank organized by the Mutual Holding Company in order to consummate the Reorganization.

        MANAGEMENT PERSON: Any Officer or director of the Bank or any Affiliate of the Bank.

        MARKET MAKER: A dealer (I.E., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (1) regularly publishes BONA FIDE competitive bid and offer quotations on request, and (2) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

        MUTUAL HOLDING COMPANY: The Mutual Holding Company organized in the Reorganization.

        MINORITY OWNERSHIP INTEREST: The shares of Common Stock owned by Persons other than the Mutual Holding Company, expressed as a percentage of the total shares of Stock Holding Company Common Stock outstanding.

        MINORITY STOCKHOLDER: Any owner of shares of Common Stock, other than the Mutual Holding Company.

        MINORITY STOCK OFFERING: One or more offers and sales of common stock by the Stock Holding Company, after which offering the Mutual Holding Company continues to own a majority of the outstanding shares of Voting Stock of the Stock Holding Company.

        NON-VOTING STOCK: Any Capital Stock other than Voting Stock.

        OFFERING RANGE: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range, which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 49.9% of the Common Stock.

        OFFICER: An executive officer of the Stock Holding Company or the Bank, including the Chief Executive Officer, President, Executive or Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar functions.

        ORDER FORM: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Stock Holding Company to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Common Stock in the Subscription Offering and the Community Offering.

        PERSON: An individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, or a government or political subdivision of a government.

        PLAN: This Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, as it may be amended from time to time.

        QUALIFYING DEPOSIT: The aggregate balance of each Deposit Account of an Eligible Account Holder as of the close of business on the Eligibility Record Date, or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

        REORGANIZATION: The reorganization of the Bank into the mutual holding company structure and the creation of the Mutual Holding Company, the Stock Bank and the Stock Holding Company pursuant to this Plan.

        RESIDENT: The terms "resident," "residence," "reside," "resided" or "residing" as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Stock Holding Company and the Bank.

        SEC: The Securities and Exchange Commission.

        SPECIAL MEETING OF DEPOSITORS: The Special Meeting of Depositors called for the purpose of voting on this Plan.

        STOCK BANK: The newly organized New Jersey-chartered stock savings bank established as part of the Reorganization, which will be wholly owned by the Stock Holding Company and which will be the successor to the Bank in its current mutual form..

        STOCK HOLDING COMPANY: The corporation that will be majority-owned by the Mutual Holding Company after the completion of the Stock Offering and which will own 100% of the common stock of the Stock Bank, and any successor to such corporation that may be established in connection with a Conversion Transaction.

        STOCK OFFERING: The offering of Common Stock to Persons other than the Mutual Holding Company, in a Subscription Offering and, to the extent shares remain available, in a Community Offering and/or a Syndicated Community Offering.

        SUBSCRIPTION OFFERING: The offering of Common Stock for subscription and purchase pursuant to this Plan.

        SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER: Any Person holding a Qualifying Deposit as of the close of business on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or director of the Bank and their Associates.

        SUPPLEMENTAL ELIGIBILITY RECORD DATE: The last day of the calendar quarter preceding the date that the registration statement relating to the Stock Offering is declared effective by the SEC.

        SYNDICATED COMMUNITY OFFERING: The offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

        TAX-QUALIFIED EMPLOYEE PLAN: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Stock Holding Company, the Mutual Holding Company or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term "Non-Tax-Qualified Employee Plan" means any stock benefit plan that is not so qualified under Section 401 of the Internal Revenue Code.

         VOTING DEPOSITOR: Each Depositor of the Bank as of the Voting Record Date who is eligible to vote at the Special Meeting of Depositors.

        VOTING RECORD DATE: The date established by the Bank for determining which Depositors are entitled to vote on this Plan.

        VOTING STOCK:

        (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

                (i) To vote for or to select directors of the Bank or the Holding Company; and

                (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

        (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if:

                (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank, or the payment of dividends by the Bank when preferred dividends are in arrears;

                (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

                (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

        (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.      BUSINESS PURPOSES FOR THE REORGANIZATION AND STOCK OFFERING

        The Bank has several business purposes for effecting the proposed Reorganization and the Stock Offering. The Reorganization will structure the Bank in the stock form, which is used by commercial banks, most major business corporations and an increasing number of savings banks and savings associations. The Reorganization will permit the Stock Holding Company to issue capital stock in the Stock Offering and to infuse, as a result of the Stock Offering, additional capital into the Stock Bank. The Bank's mutual form of ownership will be preserved in the Mutual Holding Company, and the Mutual Holding Company, as a mutual corporation, will at all times control at least a majority of the Voting Stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Bank currently is committed to being an independent community-oriented institution, and to meeting the financial and credit needs of the communities in which it operates. The Board of Directors believes that the mutual holding company structure is best suited for this purpose, particularly since standard mutual-to-stock conversions often result in the sale of locally based savings institutions to larger regional commercial banks.

        The mutual holding company structure will facilitate acquisitions and will enable the Stock Holding Company and/or the Mutual Holding Company to acquire other banks and savings banks organized in mutual or stock form or to establish and operate a bank as a separate subsidiary.

        Lastly, the Reorganization will allow the Mutual Holding Company and/or the Stock Holding Company to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any such borrowings or debt issuance may be contributed to the Stock Bank as core capital for regulatory capital purposes. There can be no assurance when, if ever, any such borrowing or debt issuance would occur.

4. METHOD OF REORGANIZATION AND CERTAIN EFFECTS OF THE REORGANIZATION AND STOCK OFFERING

        A. ORGANIZATION OF THE MUTUAL HOLDING COMPANY, THE STOCK HOLDING COMPANY AND THE STOCK BANK

        A principal part of the Reorganization will be the organization of the Stock Bank as a wholly owned subsidiary of the Stock Holding Company. The Reorganization will be effected in the following manner, or in any manner approved by the Commissioner that is consistent with the purposes of this Plan and applicable laws and regulations.

         STEP 1:        The Bank will organize the Mutual Holding Company.

         STEP 2: The Mutual Holding Company will organize the Stock Holding Company as a wholly owned subsidiary of the Mutual Holding Company.

         STEP 3: The Mutual Holding Company will organize Interim as a separate wholly owned New Jersey stock savings bank subsidiary of the Mutual Holding Company.

         STEP 4: The Bank will convert to the capital stock form of organization by exchanging its charter for that of a New Jersey stock savings bank (becoming the Stock Bank).

         STEP 5: Interim will merge with and into the Stock Bank with the Stock Bank as the surviving entity, and the Mutual Holding Company will become sole stockholder of the Stock Bank.

         STEP 6: The Mutual Holding Company will contribute the capital stock of the Stock Bank to the Stock Holding Company, and the Stock Bank will become a wholly owned subsidiary of the Stock Holding Company.

        Contemporaneously with the Reorganization, the Stock Holding Company will offer for sale in the Stock Offering shares of Common Stock representing the pro forma market value of the Stock Holding Company and the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank's present locations.

        Upon completion of the Reorganization and the Stock Offering, the Mutual Holding Company, the Stock Holding Company and the Stock Bank will be structured as follows:

           --------------------------     -----------------------

                 Mutual Holding                    Public
                    Company                     Stockholders
           --------------------------     -----------------------

                           At least                       Up to
                           50.1% of                      49.9% of
                             the                           the
                            Common                       Common
                            Stock                        Stock
           ------------------------------------------------------

                            Stock Holding Company

           ------------------------------------------------------

                                 100% of the
                                 common stock

           ------------------------------------------------------

                                  Stock Bank

           ------------------------------------------------------


        B.      OWNERSHIP AND OPERATION OF THE MUTUAL HOLDING COMPANY

        The Mutual Holding Company will be a mutual corporation organized under New Jersey law. As a mutual corporation, the Mutual Holding Company will have no stockholders. The Mutual Holding Company will be required to own at least a majority of the Voting Stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Mutual Holding Company will have a board of directors that will initially consist of all of the members of the Board of Directors of the Bank. The management of the Mutual Holding Company will consist initially of the senior management persons of the Bank.

        The rights and powers of the Mutual Holding Company will be defined by the Mutual Holding Company's Certificate of Incorporation and bylaws and by the statutory and regulatory provisions applicable to bank holding companies and savings bank holding companies under

Federal and New Jersey law. Depositors who have liquidation rights in the Bank immediately prior to the Reorganization and Stock Offering will continue to have such rights in the Mutual Holding Company after the Reorganization and Stock Offering for so long as they maintain Deposit Accounts in the Stock Bank after the Reorganization, as well as an interest in the liquidation account described in Section 9 hereof. Initially, the sole business of the Mutual Holding Company will be the ownership of a majority of the Voting Stock of the Stock Holding Company.

        The Bank will apply to the Commissioner to have the Mutual Holding Company receive or retain (as the case may be) up to $20,000, in connection with the Reorganization. The Stock Holding Company may distribute additional capital to the Mutual Holding Company following the Reorganization subject to applicable state and Federal regulations regarding capital distributions.

        C.      OWNERSHIP AND OPERATION OF THE STOCK HOLDING COMPANY

        The Stock Holding Company will be a capital stock corporation organized under Delaware law. The Mutual Holding Company will be the majority stockholder of the Stock Holding Company after the Stock Offering, and so long as the Mutual Holding Company is in existence, the Mutual Holding Company will be required to own at least a majority of the Voting Stock of the Stock Holding Company. Following the Stock Offering, the Stock Holding Company may issue any additional amount of Non-Voting Stock to persons other than the Mutual Holding Company, and will be authorized to undertake one or more Minority Stock Offerings of less than a majority in the aggregate of the total outstanding Voting Stock of the Stock Holding Company, subject to any required regulatory approvals. The Stock Holding Company will own 100% of the Voting Stock of the Stock Bank so long as the Mutual Holding Company is in existence.

        The initial board of directors of the Stock Holding Company will be the members of the Board of Directors of the Bank. Thereafter, the holders of shares of the Stock Holding Company's Voting Stock will elect approximately one-third of the Stock Holding Company's board of directors annually. Management of the Stock Holding Company will consist initially of the senior management persons of the Bank.

        The Stock Holding Company will be able to exercise all of the powers authorized to a Delaware corporation, subject to the restrictions applicable to savings bank holding companies under the BHCA and New Jersey law. Initially, the sole business activity of the Stock Holding Company will be the ownership of at least a majority of the Voting Stock of the Stock Bank.

        D.      OWNERSHIP AND OPERATION OF THE STOCK BANK

        The Stock Bank will be a capital stock savings bank organized under New Jersey law. The initial board of directors of the Stock Bank will be the existing Board of Directors of the Bank. Thereafter, the Stock Holding Company, as the sole stockholder of the Stock Bank, will elect approximately one-third of the Stock Bank's board of directors annually. The present management of the Bank will continue as the management of the Stock Bank following the Reorganization.

        The Stock Bank will have all of the powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under New Jersey law. The Reorganization will not reduce the retained earnings (other than the assets of the Bank retained by, or distributed to, the Mutual Holding Company or the Stock Holding Company), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Following the Reorganization and Stock Offering, such retained earnings and general loss reserves will be accounted for by the Stock Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

        All insured deposit accounts of the Stock Bank will continue to be federally insured up to the legal maximum by the FDIC to the same extent as immediately prior to the Reorganization. All borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

5.      CONDITIONS TO IMPLEMENTATION OF THE REORGANIZATION

        Consummation of the Reorganization is expressly conditioned upon prior occurrence of the following:

        A. Approval of this Plan by the affirmative vote of at least two-thirds of the Board of Directors of the Bank.

        B. Approval of this Plan by the affirmative vote of a majority of the total eligible votes of Voting Depositors at the Special Meeting of Depositors of the Bank.

        C. Approval by the Commissioner of this Plan, the charter and bylaws of the Stock Bank and the Mutual Holding Company, and all other transactions contemplated by this Plan for which approval is required by the Commissioner.

        D.      Submission of the FDIC Notice to the FDIC, and the Bank either
(i) receives a notice of intent not to object from the FDIC, or (ii) 60 days (subject to extension for an additional 60 days) have passed following the acceptance of a complete FDIC Notice by the FDIC.

        E. Approval by the FRB pursuant to the BHCA for the Stock Holding Company to become a bank holding company by owning or acquiring 100% of the common stock of the Stock Bank to be issued in connection with the Reorganization.

        F. Approval by the FRB pursuant to the BHCA for the Mutual Holding Company to become a bank holding company by owning or acquiring 100% of the common stock of the Stock Holding Company to be issued in connection with the Reorganization prior to the consummation of the Stock Offering, and a majority of the common stock of the Stock Holding Company following the consummation of the Stock Offering.

        G. Approval by the FDIC pursuant to the BMA of the merger of Interim with the Stock Bank.

        H. Receipt by the Bank of an opinion of the Bank's counsel as to the federal income tax consequences of the Reorganization to the Mutual Holding Company, the Stock Holding Company, the Stock Bank and the Bank.

        I. Receipt by the Bank of either a private letter ruling of the New Jersey Department of Revenue or an opinion of counsel or the Bank's independent public accountants as to the New Jersey income tax consequences of the Reorganization to the Mutual Holding Company, the Stock Holding Company, the Stock Bank and the Bank.

        The Bank intends to consummate the Reorganization as soon as possible after all of the above approvals are obtained.

6.      SPECIAL MEETING AND VOTE REQUIRED TO APPROVE THIS PLAN

        The Special Meeting of Depositors shall be scheduled by order of the Board of Directors. At least 20 days before the date of such meeting, notice of the Special Meeting of Depositors shall be mailed to each Voting Depositor. This Plan must be approved by a majority of the total votes eligible to be cast by Voting Depositors. At such meeting, each Voting Depositor shall be permitted to cast one vote for each $100, or fraction thereof, of the withdrawable value of such Depositor's Deposit Account as of the Voting Record Date, but shall not be permitted to cast more than 1,000 votes.

7.      CERTIFICATE OF INCORPORATION AND BYLAWS

        By their approval of this Plan, the Voting Depositors shall have approved and adopted the Certificates of Incorporation and bylaws of the Mutual Holding Company, the Stock Holding Company and the Stock Bank.

8.      STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO REORGANIZATION

        All Deposit Accounts in the Bank shall retain the same status after the Reorganization as these accounts had prior to the Reorganization, and each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or accounts in the Stock Bank after the Reorganization, equal in amount to the withdrawable value of such holder's Deposit Account or accounts prior to the Reorganization. All Deposit Accounts that are transferred by operation of law under this Plan to the Stock Bank will continue to be insured on the same terms up to the applicable limits of FDIC insurance coverage. All loans shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank prior to the Reorganization.

9.      LIQUIDATION RIGHTS

        The Mutual Holding Company shall establish at the time of the Reorganization a liquidation account in an amount equal to the net worth of the Bank as of the latest practicable date prior to the completion of the Reorganization. The liquidation account will be maintained by the Mutual Holding Company for the benefit of the Depositors who continue to maintain their Deposit Accounts at the Bank after completion of the Reorganization. Each Depositor shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance in relation to his/her Deposit Account balance at the Eligibility

Record Date or the Supplemental Eligibility Record Date, or to such balance as it may be subsequently reduced, as hereinafter provided.

        In the unlikely event of a complete liquidation of the Mutual Holding Company and the Stock Bank (and only in such event), following all liquidation payments to creditors (including those to Deposit Account holders to the extent of their Deposit Accounts) each Depositor shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any other liquidation distribution may be made. No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, Conversion Transaction (as described in Section 29 hereof), or other transaction with a stock holding company, mutual holding company or other institution in which the Mutual Holding Company, the Stock Holding Company or the Stock Bank is not a surviving institution, shall be deemed to be complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

        The initial subaccount balance for a Deposit Account held by a Depositor shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of such Depositor's Deposit Account and the denominator of which is the total amount of all Deposit Accounts of all Depositors in the Bank. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

        If, at the close of business on any annual closing date, commencing on or after the effective date of the Reorganization, the deposit balance in the Deposit Account of a Depositor is less than the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

        The creation and maintenance of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Mutual Holding Company, the Stock Holding Company or the Stock Bank.

10.     MINORITY STOCK OFFERINGS

        In addition to the Stock Offering, the Stock Holding Company will be authorized, subject to Commissioner and applicable Federal regulatory approvals, to undertake one or more additional Minority Stock Offerings following completion of the Reorganization and the Stock Offering. Eligible Depositors of the Stock Bank will be offered subscription rights in any additional Minority Stock Offering; however a Minority Stock Offering will not require the approval of Depositors.

11.     NUMBER OF SHARES TO BE OFFERED IN THE STOCK OFFERING

        The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to this Plan shall be determined initially by the Board of Directors of the Bank and the Board of Directors of the Stock Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to Persons other than the Mutual Holding Company at the close of the Stock Offering must be less than 50% of the issued and outstanding shares of Common Stock of the Stock Holding Company.

12.     INDEPENDENT VALUATION AND PURCHASE PRICE OF SHARES

        All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share. The purchase price and number of shares to be outstanding shall be determined by the Board of Directors of the Stock Holding Company and the Board of Directors of the Bank on the basis of the estimated pro forma market value of the Stock Holding Company and the Bank. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Stock Holding Company and the Bank. The pro forma market value of the Stock Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

        Prior to the commencement of the Stock Offering, an Estimated Valuation Range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined at the time of the Stock Offering. The Stock Holding Company intends to issue up to 49.9% of its Common Stock in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the Mutual Holding Company may be increased or decreased by the Stock Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Bank and the Board of Directors of the Stock Holding Company.

        Based upon the independent valuation as updated prior to the commencement of the Stock Offering, the Board of Directors of the Bank and the Board of Directors of the Stock Holding Company may establish the minimum and maximum percentage of shares of Common Stock that will be offered for sale in the Stock Offering, or they may fix the percentage of shares that will be offered for sale in the Stock Offering. In the event the percentage of the shares offered for sale in the Minority Stock Offering is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Stock Holding Company and (y) the purchase price per share, divided by (b) the aggregate pro forma market value of the Bank and the Stock Holding Company upon the closing of the Stock Offering and sale of all the Common Stock.

        Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Stock Holding Company and the Bank that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent

Appraiser to conclude that the aggregate value of the Common Stock sold in the Stock Offering at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Stock Holding Company and the Bank. If such confirmation is not received, the Stock Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as deemed appropriate.

        The Common Stock to be issued in the Stock Offering shall be fully paid and non-assessable.

        If there is a Community Offering or Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering or Syndicated Community Offering shall be the Actual Purchase Price which will be equal to the purchase price per share at which the Common Stock is sold to Persons in the Subscription Offering. Shares sold in the Community Offering or Syndicated Community Offering will be subject to the same limitations as shares sold in the Subscription Offering.

13.     METHOD OF OFFERING SHARES AND RIGHTS TO PURCHASE STOCK

        In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) Voting Depositors. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Bank and the Stock Holding Company be offered for sale in a Community Offering and/or a Syndicated Community Offering. The minimum purchase by any Person shall be 25 shares. The Stock Holding Company shall determine in its sole discretion whether each prospective purchaser is a "resident," "Associate," or "Acting in Concert" as defined in this Plan, and shall interpret all other provisions of this Plan in its sole discretion. All such determinations are in the sole discretion of the Stock Holding Company, and may be based on whatever evidence the Stock Holding Company chooses to use in making any such determination.

        In addition to the priorities set forth below, the Board of Directors of the Bank and the Board of Directors of the Stock Holding Company may establish other priorities for the purchase of Common Stock, subject to any required regulatory approval. The priorities for the purchase of shares in the Stock Offering are as follows:

        A.      SUBSCRIPTION OFFERING

        PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $250,000, one-tenth of one percent (.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 14; PROVIDED that the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in
Section 14. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such Person has subscribed. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all accounts in which he or she had an ownership interest as of the Eligibility Record Date. Officers, directors and their Associates may be Eligible Account Holders. However, if an Officer, director, or his or her Associate receives subscription rights based on increased deposits in the year before the Eligibility Record Date, subscription rights based upon these deposits are subordinate to the subscription rights of other Eligible Account Holders.

        PRIORITY 2: TAX-QUALIFIED EMPLOYEE PLANS. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the shares offered for sale in the Stock Offering and issued to the Foundation. If there are insufficient shares available to satisfy the aggregate subscriptions of the employee stock ownership plan and the 401k plan, available shares will be allocated first to satisfy the subscription of the 401k plan and then, to the extent shares remain available, to satisfy the subscription of the employee stock ownership plan. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Stock Holding Company subject to the maximum purchase limitations applicable to such plans as set forth in Section 14, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering.

        PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $250,000, one-tenth of one percent (.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 14; PROVIDED that the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in
Section 14. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, is in excess of the total shares offered in the Stock Offering, the subscriptions of Supplemental Eligible Account Holders will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such Person has subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

        PRIORITY 4: VOTING DEPOSITORS. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders, each Voting Depositor shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $250,000, one-tenth of one percent (.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Voting Depositor and the denominator is the total amount of Qualifying Deposits of all Voting Depositors, in each case on the Voting Record Date and subject to the provisions of Section 14; PROVIDED that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 14. In the event Voting Depositors subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders, is in excess of the total shares offered in the Stock Offering, the subscriptions of Voting Depositors will be allocated among subscribing Voting Depositors so as to permit each subscribing Voting Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated to each subscribing Voting Depositor whose subscription remains unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing Voting Depositors.

        B.      COMMUNITY OFFERING

        Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of unsubscribed shares directly to the general public with a preference to those natural Persons residing in the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Stock Holding Company and the Bank may use one or more investment banking firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Stock Holding Company and the Bank may pay a commission or other fee to such investment banking firm(s) as to the shares sold by such firm(s) in the Subscription or Community Offering and may also reimburse such firm(s) for expenses incurred in connection with the sale. The Common Stock will be offered and sold in the Community Offering so as to achieve the widest distribution of the Common Stock. No Person may purchase more than $250,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 14. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated first to cover orders of natural Persons residing in the Community, and thereafter, to the extent any shares remain available, to cover orders of other members of the general public. In the event orders for Common Stock in either of these categories exceed the number of shares available for sale within such category, orders shall first be filled so that each Person may receive 1,000 shares (or such fewer number of shares that each subscriber can be allocated), and thereafter, remaining shares will be allocated on an equal number of shares basis per order.

        The Stock Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 13B.

        C.      SYNDICATED COMMUNITY OFFERING

        Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Stock Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Stock Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the expiration of the Subscription Offering, unless such period is extended as provided herein. No Person may purchase more than $250,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in
Section 14.

        If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Board of Directors of the Stock Holding Company will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to any required regulatory approvals and to compliance with applicable securities laws.

14.     ADDITIONAL LIMITATIONS ON PURCHASES OF COMMON STOCK

        Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

        A. The aggregate amount of outstanding Common Stock owned or controlled by Persons other than Mutual Holding Company at the close of the Stock Offering shall be less than 50% of the Common Stock.

        B. The maximum purchase of Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit Account is $250,000. No Person by himself, or with an Associate or group of Persons Acting in Concert, may purchase more than $350,000 of the Common Stock offered in the Stock Offering, except that: (i) the Stock Holding Company may, in its sole discretion and without further notice to, or solicitation of, subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares sold in the Stock Offering; (ii) the Tax-Qualified Employee Plans may purchase up to 10% of the shares sold in the Stock Offering and issued to the Foundation; and (iii) for purposes of this subsection 14.B, shares to be held by any Tax-Qualified Employee Plan and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

        C. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Stock Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any shares of Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock at the conclusion of the Reorganization and Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such Person shall not be counted.

        D. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Stock Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the stockholders' equity of the Stock Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such Person shall not be counted.

        E. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Stock Holding Company, by any one or more Tax-

                Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock following completion of the Reorganization and Stock Offering.

        F. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Stock Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of the Stock Holding Company at the conclusion of the Stock Offering.

        G. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Stock Holding Company, by all stock benefit plans of the Stock Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding shares of Common Stock held by Persons other than the Mutual Holding Company following completion of the Reorganization and Stock Offering.

        H. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Stock Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 29% of the outstanding shares of Common Stock held by Persons other than the Mutual Holding Company following completion of the Reorganization and Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or paragraph
                I. below, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such Persons shall not be counted.

        I. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Stock Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 29% of the stockholders' equity of the Stock Holding Company held by Persons other than the Mutual Holding Company following completion of the Reorganization and Stock Offering.

        J. Notwithstanding any other provision of this Plan, no Person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly, NASD Rule 2790, "Restrictions on the Purchase and Sale of IPOs of Equity Securities. The Stock Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

        K. The Board of Directors of the Stock Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

        L. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

        SUBSCRIPTION RIGHTS AFFORDED UNDER THIS PLAN ARE NON-TRANSFERABLE. NO PERSON MAY TRANSFER, OFFER TO TRANSFER, OR ENTER INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER, THE LEGAL OR BENEFICIAL OWNERSHIP OF ANY SUBSCRIPTION RIGHTS UNDER THIS PLAN. NO PERSON MAY TRANSFER, OFFER TO TRANSFER OR ENTER INTO AN AGREEMENT OR UNDERSTANDING TO TRANSFER LEGAL OR BENEFICIAL OWNERSHIP OF ANY SHARES OF COMMON STOCK.

        EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR ARE ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE STOCK HOLDING COMPANY AND THE BANK IN THEIR SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS, AND THE STOCK HOLDING COMPANY AND THE BANK MAY TAKE ANY REMEDIAL ACTION INCLUDING, WITHOUT LIMITATION, REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE APPROPRIATE BANK REGULATORY AGENCY FOR ACTION, AS THE STOCK HOLDING COMPANY AND THE BANK MAY IN THEIR SOLE DISCRETION DEEM APPROPRIATE.

15.     PAYMENT FOR STOCK

        All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Stock Holding Company and the Bank, together with a properly completed and executed order form in the Subscription Offering and the Community Offering, on or prior to the expiration date specified on the order form, unless such date is extended by the Stock Holding Company; PROVIDED, that if the Employee Plans subscribe for shares of Common Stock during the Subscription Offering, such plans may pay for such shares at the Actual Purchase Price upon consummation of the Stock Offering. The Stock Holding Company or the Bank may make scheduled discretionary contributions to the ESOP provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

        Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's Deposit Account(s) in an amount equal to the aggregate Actual Purchase Price of such shares. Such authorized


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

withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the Bank's passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser during the Stock Offering period. Upon completion of the Stock Offering, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. The Bank or the Stock Holding Company will pay interest, at a rate no less than the Bank's passbook rate, for all amounts paid by check or money order to purchase Common Stock. Such interest will be earned from the date payment is received by the Bank or the Stock Holding Company until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

16.     MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

        As soon as practicable after the prospectus prepared by the Stock Holding Company and the Bank has been declared effective by the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available to those Persons that purchase Common Stock in the Community Offering.

        Each order form will be preceded or accompanied by the prospectus describing the Stock Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

        A. A specified date by which all order forms must be received by the Stock Holding Company or the Bank, which date shall be not less than 20 days, nor more than 45 days, following the date on which the order forms are mailed by the Stock Holding Company or the Bank, and which date will constitute the termination of the Subscription Offering;

        B. The Actual Purchase Price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

        C. A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

        D. Instructions as to how the recipient of the order form must indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

        E. An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

        F. A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Stock Holding Company or the Bank within the subscription period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber's Deposit Account); and

        G. A statement to the effect that the executed order form, once received by the Stock Holding Company or the Bank, may not be modified or amended by the subscriber without the consent of the Stock Holding Company or the Bank.

        Notwithstanding the above, the Bank and the Stock Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.     UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

        In the event order forms (a) are not delivered by the United States Postal Service, (b) are not returned to the Stock Holding Company or the Bank or are received by the Stock Holding Company or the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or
(e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed order form within the time period specified thereon; PROVIDED, that the Stock Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Stock Holding Company may specify. The interpretation by the Stock Holding Company of terms and conditions of this Plan and of the order forms will be final.

18.     COMPLETION OF THE STOCK OFFERING

        The Stock Offering will be terminated if not completed within 45 days from the expiration date of the Subscription Offering, unless such period is extended.

19.     ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

        As part of the Stock Offering, the Stock Holding Company and the Bank may establish a Foundation which will qualify as an exempt organization under
Section 501(c)(3) of the Internal Revenue Code and contribute to the Foundation
(i) shares of Common Stock that shall represent less than 2% of the number of shares of Common Stock to be outstanding following the Stock Offering, and/or (ii) cash, provided that the total contribution to the Foundation does not exceed 8% of the gross proceeds from the sale of Common Stock in the Stock Offering. Contributions to the Foundation in connection with the Stock Offering are intended to complement the Bank's existing community reinvestment activities and to permit the communities in which the Bank operates to share in financial success of the Bank as a locally headquartered, community-oriented savings bank.

        The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will distribute annually total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year. In order to serve the purposes for which it was formed and maintain its 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it.

        The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. The Foundation will comply with applicable federal banking laws and regulations.

20.     MARKET FOR COMMON STOCK

        If at the close of the Stock Offering the Stock Holding Company has more than 100 shareholders of any class of stock, the Stock Holding Company shall use its best efforts to encourage and assist a market maker to establish and maintain a market for that class of stock; and list that class of stock on a national or regional securities exchange, or on the Nasdaq quotation system.

21.     STOCK PURCHASES BY MANAGEMENT PERSONS AFTER THE STOCK OFFERING

        For a period of three years after the Stock Offering, no Management Person or his or her Associates may purchase, without prior regulatory approval, any Common Stock, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to:

        A. Negotiated transactions involving more than 1% of the outstanding stock in the class of stock; or

        B. Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan even if such stock is attributable to Management Persons or their Associates.

22.     RESALES OF STOCK BY DIRECTORS AND OFFICERS

        Common Stock purchased by Management Persons in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of a Management Person or an Associate.

23.     STOCK CERTIFICATES

        Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 22 above. Appropriate instructions shall be issued to the Stock Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

24.     RESTRICTION ON FINANCING STOCK PURCHASES

        The Stock Holding Company and the Bank will not loan funds to any Person to purchase Common Stock in the Stock Offering, and will not knowingly offer or sell any of the Common Stock to any Person whose purchase would be financed by funds loaned to the Person by the Stock Holding Company, the Bank or any Affiliate.

25.     STOCK BENEFIT PLANS

        The Board of Directors of the Bank and/or the Board of Directors of the Stock Holding Company intend to adopt one or more stock benefit plans for employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering, subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the shares sold in the Stock Offering. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock sold in the Stock Offering, or to purchase issued and outstanding shares of Common Stock in the open market or from authorized but unissued shares of Common Stock or treasury shares from the Holding Company subsequent to the completion of the Stock Offering; provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. In addition to shares purchased by one or more Tax-Qualified Employee Plans in this Stock Offering, any subsequent stock offering, and/or from authorized but unissued shares or treasury shares of the Stock Holding Company, this Plan also specifically authorizes the Stock Holding Company to grant awards under one or more stock benefit plans, including stock recognition and award plans and stock option plans, in an amount up to 25% of the shares of Common Stock held by Persons other than the Mutual Holding Company, and such stock benefit plans may obtain their shares from authorized but unissued shares or treasury shares, or through open market purchases.

26.     POST-STOCK ISSUANCE FILING AND MARKET MAKING

        If the Stock Holding Company has more than 35 stockholders of any class of stock, the Stock Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

27.     PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

        The Stock Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under applicable federal or state regulations. Otherwise, the Stock Holding Company may declare dividends or make other capital distributions in accordance with applicable federal or state regulations. The Mutual Holding Company may from time to time purchase shares of Common Stock.

28.     STOCK OFFERING EXPENSES

        The Stock Holding Company and the Bank will use its best efforts to assure that the expenses incurred by the Bank and the Stock Holding Company in effecting the Stock Offering will be reasonable.

29.     CONVERSION OF MUTUAL HOLDING COMPANY TO STOCK FORM

        Following the completion of the Stock Offering, the Mutual Holding Company may elect to convert to stock form in accordance with applicable law in a Conversion Transaction. There can be no assurance when, if ever, a Conversion Transaction will occur. In a Conversion Transaction, the Mutual Holding Company would merge with and into the Bank or the Stock Holding Company, with the Bank or the Stock Holding Company as the resulting entity, and the depositors of the Bank would receive the right to subscribe for shares of common stock of the Stock Holding Company or its successor, which shares would represent the ownership interest of the Mutual Holding Company in the Stock Holding Company and the Bank. The additional shares of common stock of the Stock Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an Independent Appraisal.

        Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders will be entitled without additional consideration to maintain the same percentage ownership interest in the Stock Holding Company after the Conversion Transaction as their percentage ownership interest in the Stock Holding Company immediately prior to the Conversion Transaction (I.E., the Minority Ownership Interest).

        At the sole discretion of the Board of Directors of the Mutual Holding Company and the Stock Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders. If a Conversion Transaction does not occur, the Mutual Holding Company will always own a majority of the Voting Stock of the Stock Holding Company.

        A Conversion Transaction would require regulatory approval and would be presented to a vote of the Depositors of the Bank and of the Minority Stockholders. In any Conversion Transaction, the Depositors of the Bank will be accorded the same stock purchase priorities as if the Mutual Holding Company were a mutual savings bank converting to stock form.

30.     RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

        The Stock Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights in the Subscription Offering or be permitted to purchase shares of Common Stock if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Stock Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

31.     INTERPRETATION

        All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to applicable bank regulatory authority.

32.     REORGANIZATION AND STOCK OFFERING EXPENSES

        The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Stock Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

33.     AMENDMENT OR TERMINATION OF THIS PLAN

        If necessary or desirable, the terms of this Plan may be amended by a two-thirds vote of the Bank's Board of Directors at any time prior to submission of this Plan to a vote of Depositors. At any time after submission of this Plan to a vote of Depositors, the terms of this Plan may be amended by a majority vote of the Board of Directors in response to comments received from the Commissioner or the FDIC, and may be amended for any other reason only with the concurrence of the Commissioner and the FDIC. This Plan may be terminated at any time by a majority vote of the Board of Directors.

Dated:   July 6, 2005


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